EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2017 Third Quarter Financial Results
Operating Revenues up 13%, to $197.6 million
Net Income of $12.7 million
EPS of $0.66

New York, NY – August 8, 2017 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization providing execution, risk management and advisory services, market intelligence and clearing services across asset classes and markets around the world, today announced its financial results for the fiscal year 2017 third quarter ended June 30, 2017.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “Despite continued depressed volatility in our markets we achieved net earnings of $0.66 per share, an increase of 14% over the immediately preceding quarter but 15% below the prior year. As compared to the prior year, highlights for the quarter include strong growth in segment income in three of our operating segments: Global Payments was up 30% as a result of a 54% increase in payments and stable fixed expenses; Physical Commodities continued its strong rebound in both the precious metals and agricultural markets and was up nearly threefold; and Clearing and Execution Services nearly doubled due largely to the acquisition of the Derivative Voice Brokerage, Correspondent Clearing and Independent Wealth Management businesses. However, aggregate segment income was down 3% versus a year ago with Commercial Hedging, our largest segment, declining primarily due to weaker OTC revenues and Securities down, largely due to lower revenue capture in our Equity-Market Making business, driven by lower volatility in the equity markets.”

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Quarterly Report on Form 10-Q to be filed with the SEC. The Quarterly Report on Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended June 30,			Nine Months Ended June 30,
(Unaudited) (in millions, except share and per share amounts)	2017	2016	% Change	2017	2016	% Change
Revenues:
Sales of physical commodities	$5,317.0	$4,703.2	13%	$16,486.3	$11,503.8	43%
Trading gains, net	79.9	83.4	(4)%	246.9	243.8	1%
Commission and clearing fees	73.0	58.2	25%	212.5	159.4	33%
Consulting and management fees	16.3	8.0	104%	47.5	27.3	74%
Interest income	19.6	15.6	26%	47.7	42.8	11%
Other income	0.1	0.1	—	0.2	0.2	—%
Total revenues	5,505.9	4,868.5	13%	17,041.1	11,977.3	42%
Cost of sales of physical commodities	5,308.3	4,693.5	13%	16,462.2	11,484.9	43%
Operating revenues	197.6	175.0	13%	578.9	492.4	18%
Transaction-based clearing expenses	33.9	35.2	(4)%	101.2	97.9	3%
Introducing broker commissions	29.2	14.8	97%	86.1	40.8	111%
Interest expense	11.2	7.7	45%	30.1	20.8	45%
Net operating revenues	123.3	117.3	5%	361.5	332.9	9%
Compensation and other expenses:
Compensation and benefits	75.5	69.4	9%	222.7	197.7	13%
Communication and data services	9.8	7.9	24%	29.6	23.1	28%
Occupancy and equipment rental	3.9	3.2	22%	11.1	9.7	14%
Professional fees	3.7	3.3	12%	11.9	8.9	34%
Travel and business development	3.0	2.9	3%	9.6	8.4	14%
Depreciation and amortization	2.4	2.1	14%	7.2	6.2	16%
Bad debts	0.1	—	n/m	3.9	4.6	(15)%
Other	9.9	7.1	39%	27.8	20.8	34%
Total compensation and other expenses	108.3	95.9	13%	323.8	279.4	16%
Income before tax	15.0	21.4	(30)%	37.7	53.5	(30)%
Income tax expense	2.3	6.8	(66)%	7.7	15.6	(51)%
Net income	$12.7	$14.6	(13)%	$30.0	$37.9	(21)%
Earnings per share:
Basic	$0.67	$0.79	(15)%	$1.59	$2.03	(22)%
Diluted	$0.66	$0.78	(15)%	$1.58	$2.00	(21)%
Weighted-average number of common shares outstanding:
Basic	18,447,053	18,138,754	2%	18,365,939	18,461,063	(1)%
Diluted	18,702,128	18,322,451	2%	18,659,138	18,655,672	—%

Interest Income/Expense:
Overall interest income increased $4.0 million to $19.6 million in the third quarter, as a result of both an increase in short term interest rates and our recent acquisitions. The acquisition of the Sterne Agee Correspondent Clearing business added an incremental $1.2 million in interest income, and our domestic institutional fixed income business increased interest income $2.7 million in the third quarter over the prior year. In addition, average customer equity in the Financial Ag & Energy and Exchange-traded Futures & Options components of our Commercial Hedging and Clearing and Execution Services (“CES”) segments increased 5% to $1.9 billion in the third quarter compared to the prior year, which combined with an increase in short-term interest rates resulted in an aggregate $1.6 million increase in interest income in these businesses. These increases were partially offset by a decline in our Corporate unallocated segment.
In the third quarter, we recorded a minimal pre-tax unrealized loss on our remaining U.S. Treasury notes held as part of our interest rate management strategy. The prior year period included a $2.7 million pre-tax unrealized gain on interest rate swaps and U.S. Treasury notes held as part of the strategy. These unrealized gains/losses are recorded in our Corporate unallocated segment. During the first quarter of fiscal 2017, we liquidated all of our interest rate swap positions held as part of the strategy. During the second quarter of fiscal 2017, we sold $865.0 million of U.S. Treasury notes under this strategy, leaving $290.0 million of U.S. Treasury notes outstanding, which will mature in calendar 2017. We also maintain interest earning cash deposits with banks, clearing organizations and counterparties.
The unrealized gains/losses on U.S. Treasury notes are reflected in interest income on the Condensed Consolidated Income Statements, while the unrealized gains/losses on interest rate swaps are included in trading gains, net. On a segment basis, these unrealized losses are reported in the Corporate unallocated segment, while the amortized earnings on these investments are included in the Commercial Hedging and CES segments. Under this strategy, we do not actively trade in such instruments and generally intend to hold these investments to their maturity date, however as a broker-dealer, unrealized fluctuations in the marked-to-market (“MTM”) valuations of these investments are included in operating revenues in the current period. The table below reflects the after-tax impact on net income of these MTM fluctuations for the last seven fiscal quarters.

	Three Months Ended
(in millions)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
MTM (loss) gain on interest rate swaps	$—	$—	$(1.0)	$(1.5)	$0.6	$2.3	$(2.7)
MTM (loss) gain on U.S. Treasury notes	—	(0.2)	(4.6)	(2.1)	2.1	4.6	(4.0)
Gross MTM (loss) gain	—	(0.2)	(5.6)	(3.6)	2.7	6.9	(6.7)
Tax effect (estimated at 39%)	—	0.1	2.2	1.4	(1.0)	(2.7)	2.6
After tax MTM (loss) gain on above	$—	$(0.1)	$(3.4)	$(2.2)	$1.7	$4.2	$(4.1)
Interest expense increased 45% to $11.2 million in the third quarter compared to $7.7 million in the prior year. The increase in interest expense is primarily related to $2.4 million of higher expense from our domestic institutional fixed income business as well as increased activity and short-term rates resulting in higher costs in our Exchange-Traded Futures & Options and Equity Market-Making businesses. Additionally, increased credit line capacity and higher average borrowings outstanding on our corporate credit facility, available for working capital needs, and our physical commodity financing facility resulted in increased expense.
Non-interest Expenses and Key Operating Metrics:
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended June 30,			Nine Months Ended June 30,
(in millions)	2017	2016	% Change	2017	2016	% Change
Variable compensation and benefits	$34.0	$38.4	(11)%	$104.7	$105.2	—%
Transaction-based clearing expenses	33.9	35.2	(4)%	101.2	97.9	3%
Introducing broker commissions	29.2	14.8	97%	86.1	40.8	111%
Total variable expenses	97.1	88.4	10%	292.0	243.9	20%
Fixed compensation and benefits	41.5	31.0	34%	118.0	92.5	28%
Other fixed expenses	32.7	26.5	23%	97.2	77.1	26%
Bad debts	0.1	—	—%	3.9	4.6	(15)%
Total non-variable expenses	74.3	57.5	29%	219.1	174.2	26%
Total non-interest expenses	$171.4	$145.9	17%	$511.1	$418.1	22%

The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended June 30,			Nine Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	24,190.3	26,245.5	(8)%	73,763.0	77,066.8	(4)%
OTC (contracts, 000’s)	382.8	462.7	(17)%	1,035.5	1,079.4	(4)%
Global Payments (# of payments, 000’s)	175.8	113.8	54%	476.1	310.6	53%
Gold equivalent ounces traded (000’s)	36,553.6	24,658.9	48%	88,122.2	69,798.0	26%
Equity Market-Making (gross dollar volume, millions)	$21,298.1	$19,717.8	8%	$67,284.8	$67,277.5	—%
Debt Trading (gross dollar volume, millions)	$32,176.4	$30,674.5	5%	$102,651.2	$79,258.1	30%
FX Prime Brokerage volume (U.S. notional, millions)	$145,679.8	$149,593.4	(3)%	$487,145.5	$428,253.5	14%
Average assets under management in Argentina (U.S. dollar, millions)	$653.4	$541.4	21%	$570.7	$568.4	—%
Average customer equity - futures and options (millions)	$1,938.7	$1,853.8	5%	$2,010.8	$1,831.9	10%
Balance Sheet Summary:
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(in millions, except for per share amounts)	June 30, 2017	September 30, 2016
Summary asset information:
Cash and cash equivalents	$306.1	$316.2
Cash, securities and other assets segregated under federal and other regulations	$678.7	$1,136.3
Securities purchased under agreements to resell	$521.7	$609.6
Securities borrowed	$119.6	$—
Deposits with and receivables from:
Exchange-clearing organizations	$1,988.6	$1,524.4
Broker-dealers, clearing organizations and counterparties	$177.7	$237.0
Receivables and notes receivable from customers, net	$260.6	$213.4
Financial instruments owned, at fair value	$1,779.1	$1,606.1
Physical commodities inventory	$172.5	$123.8
Goodwill and intangible assets, net	$60.5	$56.6
Other	$130.8	$126.9

Summary liability and stockholders’ equity information:
Payables to customers	$2,799.5	$2,854.2
Payables to broker-dealers, clearing organizations and counterparties	$182.3	$260.1
Payables to lenders under loans and senior unsecured notes	$244.7	$227.3
Accounts payable and other accrued liabilities	$142.5	$161.3
Securities sold under agreements to repurchase	$1,458.3	$1,167.1
Securities loaned	$148.0	$—
Financial instruments sold, not yet purchased, at fair value	$742.9	$839.4
Income taxes payable	$8.6	$7.1
Stockholders’ equity	$469.1	$433.8

Net asset value per share	$25.08	$23.53

Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended June 30,			Nine Months Ended June 30,
(in millions)	2017	2016	% Change	2017	2016	% Change
Segment operating revenues (loss) represented by:
Commercial Hedging	$57.1	$71.9	(21)%	$177.3	$182.0	(3)%
Global Payments	22.5	18.4	22%	67.1	54.1	24%
Securities	40.0	41.6	(4)%	115.3	136.0	(15)%
Physical Commodities	12.0	7.7	56%	33.0	21.5	53%
Clearing and Execution Services	65.4	33.3	96%	193.2	96.4	100%
Corporate unallocated	0.6	2.1	(71)%	(7.0)	2.4	n/m
Operating revenues	$197.6	$175.0	13%	$578.9	$492.4	18%
The following table reflects segment income by segment for the periods indicated.

	Three Months Ended June 30,			Nine Months Ended June 30,
(in millions)	2017	2016	% Change	2017	2016	% Change
Segment income represented by:
Commercial Hedging	$16.3	$25.4	(36)%	$50.4	$54.2	(7)%
Global Payments	12.9	9.9	30%	37.8	29.2	29%
Securities	12.9	14.4	(10)%	37.5	54.5	(31)%
Physical Commodities	4.3	1.3	231%	11.2	4.2	167%
Clearing and Execution Services	6.5	3.4	91%	20.1	10.4	93%
Total segment income	$52.9	$54.4	(3)%	$157.0	$152.5	3%
Reconciliation of segment income to income before tax:
Segment income	$52.9	$54.4	(3)%	$157.0	$152.5	3%
Costs not allocated to operating segments	37.9	33.0	15%	119.3	99.0	21%
Income before tax	$15.0	$21.4	(30)%	$37.7	$53.5	(30)%
Commercial Hedging
In our Commercial Hedging segment, we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options on futures contracts, to basic over-the-counter (“OTC”) instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues decreased 21% to $57.1 million in the third quarter compared to $71.9 million in the prior year. Exchange-traded revenues decreased 11%, to $32.7 million in the third quarter, resulting primarily from declines in agricultural and LME metals customer volumes. The decline in agricultural volumes was primarily a result of the effect of low market volatility in the global grain markets, particularly as compared to a strong prior year. Lower volatility in the global metals markets also led to the decline in the LME metals customer volumes. Energy and renewable fuels experienced strong volume growth from the addition of new institutional customers, albeit this new business was at a lower rate per contract as compared to our agricultural business, which resulted in modest growth in energy and renewable fuels operating revenues. Overall exchange-traded contract volumes declined 1%, as the increases in energy and renewable fuels volumes were more than offset by the declines in agricultural and LME metal volumes. The average rate per contract was $5.33, an 11% decline versus the prior year quarter.
OTC revenues decreased 40%, to $17.6 million in the third quarter with OTC volumes declining 17% and the average rate per contract decreasing 29% compared to the prior year. These declines were primarily the result of lower market volatility in the global grain, food service and dairy markets as well as reduced activity in our interest rate swap business.
Consulting and management fees declined $0.1 million versus the prior year, while interest income, increased 50%, to $3.3 million compared to the prior year. The increase in interest income was primarily driven by an increase in short-term rates, as average customer equity was relatively flat with the prior year period.
Segment income decreased to $16.3 million in the third quarter compared to $25.4 million in the prior year, primarily as a result of the decline in operating revenues and to a lesser extent a $0.3 million increase in non-variable direct expenses. The increase in non-variable direct expenses was primarily related to non-variable compensation and benefits, trade errors and dues and subscriptions. Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 43% compared to 42% in the prior year, primarily as the result of increased transaction-based clearing expenses as a result of product mix.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations and government organizations. We offer payments services in more than 175 countries and 140 currencies, which we believe is more than any other payments solution provider, and provide competitive and transparent pricing.
Operating revenues increased 22% to $22.5 million in the third quarter compared to $18.4 million in the prior year. The volume of payments made increased 54% as we continued to benefit from an increase in financial institutions and other customers utilizing our electronic transaction order system, however this was partially offset by a 21% decrease in the average revenue per trade.
Segment income increased 30% to $12.9 million in the third quarter compared to $9.9 million in the prior year. This increase primarily resulted from the increase in operating revenues as non-variable direct expenses remained flat with the prior year period. Variable expenses, excluding interest, expressed as a percentage of operating revenues were unchanged at 28% as compared to the prior year.
Securities
In our Securities segment, we provide value-added solutions that facilitate cross border trading in the equity markets as well as act as an institutional dealer in fixed income securities, including U.S. Treasuries, Federal Agency, Agency Mortgage-Backed and Asset-Backed Securities to a customer base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies. In addition, we also originate, structure and place debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues decreased 4% to $40.0 million in the third quarter compared to $41.6 million in the prior year.
Operating revenues in our Securities segment are comprised of activities in four product lines, Equity Market-Making, Debt Trading, Investment Banking and Asset Management. Operating revenues in Equity Market-Making decreased 9% in the third quarter compared to the prior year. Gross dollar volume traded increased 8%, however more notably, the average revenue per $1,000 traded declined 15% as current third quarter volatility was relatively low, leading to a tightening of spreads. Equity Market-Making operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Trading declined 2% in the third quarter compared to the prior year, as stronger performance in our Argentina and Latin American businesses, were more than offset by declines in our domestic institutional fixed income business. Operating revenues in Investment Banking increased 75%, to $0.7 million as compared to the prior year, led by the performance in our Argentina operations. Asset Management operating revenues decreased 6% in the third quarter as compared to the prior year. Assets under management increased 21% to $653.4 million in the third quarter compared to $541.4 million in the prior year.
Segment income decreased 10% to $12.9 million in the third quarter compared to $14.4 million in the prior year, as a result of the decline in operating revenues as well as an increase in interest expense. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 32% in the third quarter compared to 39% in the prior year, primarily as the result of a decline in variable compensation due to product mix.
Physical Commodities
In our Physical Commodities segment, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers and investors in precious metals. Additionally, we act as principal to facilitate financing, structured pricing and logistics services to clients across the commodity complex, including energy commodities, grains, oil seeds, cotton, coffee, cocoa, edible oils and feed products.
Operating revenues for Physical Commodities increased 56% to $12.0 million in the third quarter compared to $7.7 million in the prior year.
Precious Metals operating revenues increased 71% to $7.2 million in the third quarter compared to $4.2 million in the prior year. Operating revenues increased from the prior year period as a result of a 48% increase in the number of ounces traded as well as an 18% increase in the average revenue per ounce traded.

Operating revenues in Physical Ag & Energy increased 37% to $4.8 million in the third quarter compared to the prior year. The increase in operating revenues is primarily due to business expansion following an internal restructuring of the business, resulting in increased operating revenues from both existing and new customer relationships.
Segment income increased 231% to $4.3 million in the third quarter compared to $1.3 million in the prior year, primarily as a result of the increase in operating revenues, which was partially offset by a $1.0 million increase in non-variable direct expenses, primarily compensation and benefits, bad debt expense and operations charges.
Clearing and Execution Services
Our CES segment provides competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions. Following our acquisition of the Sterne Agee correspondent securities clearing business, we are an independent full-service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive customer experience through the clearing and settlement process. Also as part of this transaction, we acquired Sterne Agee’s independent wealth management business which offers a comprehensive product suite to retail customers nationwide.
Operating revenues increased 96% to $65.4 million in the third quarter compared to $33.3 million in the prior year.
Operating revenues in our Exchange-traded Futures & Options business were relatively flat at $28.7 million in the third quarter compared to $28.8 million in the prior year despite a 10% decrease in exchange-traded volumes as the average rate per contract increased 8% compared to the prior year period. Interest income in the Exchange-traded Futures & Options business increased $0.5 million to $1.9 million in the third quarter primarily as a result of an increase in short-term rates and a 9% increase in average customer equity to $1.0 billion.
Operating revenues in our FX Prime Brokerage business were flat at $4.5 million in the third quarter compared to the prior year despite a 3% decrease in foreign exchange volumes as spreads widened modestly.
During the fourth fiscal quarter of 2016, we acquired the correspondent clearing and independent wealth management businesses of Sterne Agee. During the third quarter, the Correspondent Clearing and Independent Wealth Management businesses generated operating revenues of $6.4 million and $18.9 million, respectively. Included within these operating revenues, Correspondent Clearing and Independent Wealth Management businesses had interest income of $1.2 million and $0.2 million, respectively.
On October 1, 2016, we acquired ICAP plc’s London-based EMEA oil voice brokerage business. In the third quarter, the Derivative Voice Brokerage business contributed $6.9 million in operating revenues.
Segment income increased to $6.5 million in the third quarter compared to $3.4 million in the prior year, primarily as a result of the acquisition of the Correspondent Clearing, Independent Wealth Management and Derivative Voice Brokerage businesses, which were partially offset by a decline in segment income in our Exchange-traded Futures & Options and FX Prime Brokerage businesses. Segment income in the third quarter includes a $0.9 million quarterly charge to compensation and benefits per the terms of the acquisition of the oil voice brokerage business which will continue to be expensed through the end of fiscal 2018 based upon the employees’ continued employment. Variable expenses, excluding interest, as a percentage of operating revenues were 70% in the third quarter compared to 75% in the prior year. The increase in introducing broker commissions expense was primarily driven by the acquisition of the Independent Wealth Management business which added $14.9 million of expense in the third quarter, as well as a $1.1 million increase in the Exchange-traded Futures & Options business. Non-variable direct expenses increased $8.0 million versus the prior year as the result of the acquisitions discussed above, which collectively added $7.3 million in non-variable expenses in the current period.

Conference Call & Web Cast
A conference call will be held tomorrow, Wednesday, August 9, 2017 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through August 16, 2017. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 6498 7756.

About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 20,000 customers in 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our customers include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the Nasdaq under the ticker symbol “INTL”.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com